Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127681) on Form S-8 of Ruth’s Hospitality Group, Inc. of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 30, 2007 and December 28, 2008, and the related consolidated statements of income (loss), stockholders’ equity (deficit) and cash flows for the fifty-three weeks ended December 31, 2006, fifty-two weeks ended December 30, 2007, and fifty-two weeks ended December 28, 2008, and the effectiveness of internal control over financial reporting as of December 28, 2008, which reports appear in the December 28, 2008, annual report on Form 10-K of Ruth’s Hospitality Group, Inc.

Our report on the consolidated financial statements dated March 13, 2009, contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, in fiscal year 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in fiscal year 2007.

/s/ KPMG LLP

Orlando, Florida

March 13, 2009

Certified Public Accountants